Press Release

Spirit Realty Capital, Inc. Announces
Second Quarter 2015 Financial and Operating Results
Increases 2015 AFFO Guidance
Issues Inaugural Supplemental Financial and Operating Report

Scottsdale, AZ—August 6, 2015—Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has released its financial and operating results for the three and six months ended June 30, 2015.
A supplemental financial and operating report, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.
Second Quarter 2015 Highlights
Financial Results

•	Total revenues increased 10.6% compared to the same period a year ago and 3.5% sequentially.

•	Net income increased to $0.14 per share, FFO increased to $0.22 per diluted share, and AFFO increased 5.8%, to $0.22 per diluted share.
Acquisitions and Dispositions

•
Closed 28 real estate transactions totaling $288.6 million, which added 95 properties to our portfolio, earning an initial weighted average cash yield of approximately 7.67% under leases with an average term of 16.5 years.

•
Sold 42 properties generating gross proceeds of $284.7 million with a weighted average capitalization rate of 7.25%, including 16 Shopko properties for approximately $180.4 million, resulting in an overall gain on sale of $63.3 million.

Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.7x as of June 30, 2015, compared to 7.5x at March 31, 2015.

•	Unencumbered assets totaled $2.8 billion at June 30, 2015, or 35% of Spirit's gross real estate investments.

•	Extinguished $174.0 million of high coupon debt that had a 5.54% weighted average rate.

•
Declared a quarterly cash dividend of $0.17 per common share, which was paid on July 15, 2015 to shareholders of record on June 30, 2015, and represented an AFFO payout ratio of 79%. The dividend represents $0.68 per common share on an annualized basis.

•	Issued 23 million common shares, generating net proceeds of $268.8 million through a follow-on equity offering at $11.85 per share.

•	There was no activity under Spirit's ATM Program during the quarter.

First Half 2015 Highlights
Financial Results

•	Total revenues increased 11.7% compared to the same period a year ago.

•	Net income increased to $0.20 per share, FFO grew to $0.42 per diluted share and AFFO increased 5.7%, to $0.43 per diluted share.
Acquisitions and Dispositions

•
Closed 60 real estate transactions totaling $554.1 million, which added 148 properties to our portfolio, earning an initial weighted average cash yield of approximately 7.67% under leases with an average term of 16.8 years.

•	Sold 57 properties generating gross proceeds of $362.0 million with a weighted average capitalization rate of 7.29%, resulting in an overall gain on sale of $74.6 million.
Tenant Diversification

•	Reduced Shopko concentration to 10.4% as of June 30, 2015, from 14.0% at December 31, 2014.

•	Sold 21 Shopko assets, totaling $219.2 million, at a weighted average capitalization rate of approximately 7.31%.
Balance Sheet, Liquidity and Capital Markets

•	Extinguished $336.8 million of high coupon secured debt that had a 5.64% weighted average rate.

•
Sold 6.6 million shares of common stock under the Company's ATM Program, at a weighted average share price of $12.07, generating aggregate net proceeds of $78.5 million. During the three months ended June 30, 2015, no shares were sold under the Company's ATM program.

•	In April 2015, issued 23 million common shares, generating net proceeds of $268.8 million through a follow-on offering at $11.85 per share.

•	Established a $600 million unsecured credit facility, with an accordion feature to increase the facility up to $1 billion.

•	As of August 5, 2015, Spirit had approximately $40 million in cash and cash equivalents on its balance sheet and $567 million available under its corporate lines of credit.

•	As of August 5, 2015, Spirit had additional funds available for acquisitions of approximately $40 million in 1031 Exchange and its Spirit Master Master Funding Program release accounts.

CEO Comments
"We are extremely pleased with the progress we have made in the first half of 2015 and continue to stay the course to further grow and diversify our net-lease real estate portfolio as well as prudently create greater balance sheet flexibility," stated Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. "With our Shopko exposure essentially pared down to our stated year-end target, we now have one of the most diversified, high-quality portfolios in the industry. We believe our proven acquisition underwriting and asset management expertise, combined with a solid balance sheet and proven access to institutional capital, will continue to generate accretive investments that support our continued growth."

Financial Results
"Spirit is entering the second half of the year well positioned for prudent growth," stated Phillip D. Joseph, Jr., Chief Financial Officer. "As a result of accretive capital recycling and timely capital markets transactions, we reduced our Adjusted Debt to Annualized Adjusted EBITDA to 6.7x. Additionally, our credit metrics continue to organically improve as evidenced by our fixed charge coverage ratio of 2.8x, and our ratio of unencumbered assets to unsecured debt in excess of 3.7x."
Total revenues for the three months ended June 30, 2015 increased by $16.1 million, or 10.6% to $167.9 million, compared to $151.8 million in the second quarter of 2014. For the six months ended June 30, 2015, total revenues increased by $34.5 million, or 11.7% to $330.2 million, compared to $295.8 million for the six months ended June 30, 2014.
Net income attributable to common stockholders for the three months ended June 30, 2015 totaled $60.9 million, or $0.14 per share, compared to a net loss of $(89.8) million, or $(0.24) per share for the same period in 2014. Net income attributable to common stockholders for the six months ended June 30, 2015 totaled $86.2 million, or $0.20 per share, compared to a net loss of $(75.6) million, or $(0.20) per share for the same period in 2014.
Results for the three and six months ended June 30, 2014 included certain transaction-specific costs associated with finance restructuring activities of $77.7 million. Absent these costs the results for the three and six months ended June 30, 2014, would have generated a net loss of $(12.1) million, or $(0.03) per share and net income of $2.2 million, or $0.01 per share, respectively.
Funds from Operations ("FFO") for the three months ended June 30, 2015 increased to $96.0 million, or $0.22 per diluted share, compared to $78.6 million, or $0.20 per diluted share as adjusted for the above-mentioned transaction-specific costs associated with finance restructuring activities in the same period in 2014. For the six months ended June 30, 2015, FFO increased to $177.7 million, or $0.42 per diluted share, compared to $153.3 million, or $0.41 per diluted share as adjusted for the above-mentioned transaction-specific costs associated with finance restructuring activities in the same period in 2014.
Adjusted Funds from Operations ("AFFO") for the three months ended June 30, 2015 increased 20.7% to $95.0 million, or $0.22 per diluted share, compared to $78.7 million, or $0.20 per diluted share, for the same period in 2014. For the six months ended June 30, 2015, AFFO increased 19.0% to $182.5 million, or $0.43 per diluted share, compared to $153.3 million, or $0.41 per diluted share.
On June 15, 2015, Spirit's Board of Directors declared a quarterly cash dividend of $0.17 per common share, which equates to an annualized dividend of $0.68 per common share. The quarterly dividend was paid on July 15, 2015 to shareholders of record as of June 30, 2015.
Definitions for FFO and AFFO, as well as a reconciliation of these measures to net income can be found in the supplemental financial and operating report posted on Spirit's website along with this release.

Portfolio Highlights
Spirit acquired 95 properties in the second quarter for $288.6 million, including $6.4 million in follow-on investments. These investments earn an initial weighted average cash yield of approximately 7.67% and have an average lease term of 16.5 years. In the first half of 2015, Spirit invested $554.1 million in real estate assets, including $6.6 million in follow-on investments, earning an initial weighted average cash yield of approximately 7.67%. These net lease assets are leased to 36 tenants, representing 14 different industries with an average lease term of 16.8 years.

"We had another strong quarter accretively investing in net-lease assets that represent vibrant diverse industries and high quality real estate and tenants," stated Gregg Seibert, Chief Investment Officer. "As we move into the second half of the year, we continue to focus on proven asset classes and industries that will lead to sustainable long-term growth."

During the second quarter, Spirit sold 42 properties, including 16 Shopko assets, generating gross proceeds of $284.7 million with a weighted average capitalization rate of 7.25% and an overall gain on sale of $63.3 million. In the first half of 2015, Spirit sold 57 properties, including 21 Shopko assets, generating gross proceeds of $362.0 million with a weighted average capitalization rate of 7.29% and an overall gain on sale of $74.6 million.

During the quarter Spirit moved closer to achieving its stated goal of reducing its largest tenant concentration to below 10% of Normalized Revenues before the end of 2015. As of June 30, 2015, Spirit had reduced its Shopko concentration to 158 properties, or 10.4% of Normalized Revenues, representing a decline from 181 properties, or 14.0% of Normalized Revenues as of December 31, 2014. During the first half of 2015, Spirit has sold 21 properties generating gross proceeds of $219.2 million with a weighted average capitalization rate of 7.31% and leased one additional asset to another tenant.

At June 30, 2015, Spirit's diversified real estate portfolio was essentially fully occupied at 98.7%, representing a 40 basis point increase from March 31, 2015. Spirit's portfolio was comprised of 2,422 occupied properties and 33 vacant properties. In the second quarter, Spirit renewed 6 of its 12 expiring leases. Spirit has renewed 67% of its leases that expired, or were due to expire in the first half of 2015. Of the leases that renewed in the first half of 2015, Spirit recaptured 101% of the expiring rent with no additional capital expenditures.

"The quality of our portfolio and the predictability of our cash flows is predicated on the performance and real estate attributes of our assets, as well as the diversification of our portfolio," stated Mark Manheimer, Executive Vice President of Asset Management. "We continuously assess our portfolio, sell assets that no longer meet our investment criteria and reinvest the sales proceeds into high quality real estate with better risk characteristics. Our capital recycling efforts have continued to allow us to improve the quality of our portfolio, which will provide predictable rental revenues through various economic conditions."

Debt Extinguishment
For the six months ended June 30, 2015, Spirit extinguished $336.8 million of high coupon secured debt that had a 5.64% weighted average rate and terminated its 2013 secured credit facility.

ATM Common Stock Program
For the three months ended June 30, 2015, there was no activity under Spirit's ATM program. For the six months ended June 30, 2015, Spirit sold 6.6 million shares, generating net proceeds of $78.5 million, at an average price of $12.07 per share. As of June 30, 2015, $103.6 million remained available for issuance of common stock under the ATM Program.

Equity Offering
On April 14, 2015, Spirit issued 23 million common shares, generating net proceeds of $268.8 million through a follow-on equity offering at $11.85 per share, which included the full exercise of the underwriter's option to purchase additional shares. Net proceeds from the offering reflect the underwriting discount and other expenses paid by Spirit.

2015 Guidance
The Company is increasing its 2015 AFFO guidance range to $0.85 to $0.87 per share, from its previously announced 2015 AFFO guidance range of $0.84 - $0.86. The new AFFO guidance range equates to anticipated net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.23 to $0.25 per share plus $0.61 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of June 30, 2015, our undepreciated gross real estate investment portfolio was approximately $8.2 billion, representing investments in 2,600 properties, including properties securing mortgage loans made by the Company. Our properties are leased to over 450 tenants who represent 27 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” "will," “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this presentation contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the Supplemental Financial and Operating Report, which can be found in the investor relations section of our website.

Investor Contact:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Rentals	$159,607	$143,142	$314,125	$280,621
Interest income on loans receivable	1,730	1,821	3,452	3,658
Earned income from direct financing leases	779	838	1,574	1,684
Tenant reimbursement income	3,492	2,921	8,123	6,240
Other income and interest from real estate transactions	2,326	3,067	2,947	3,558
Total revenues	167,934	151,789	330,221	295,761
Expenses:
General and administrative	11,972	10,451	24,572	21,501
Finance restructuring costs	—	13,016	—	13,033
Property costs	6,414	6,576	13,821	11,858
Real estate acquisition costs	453	226	1,546	1,507
Interest	56,167	55,992	114,081	110,391
Depreciation and amortization	64,671	61,968	130,967	122,517
Impairments	33,766	27,627	35,390	29,334
Total expenses	173,443	175,856	320,377	310,141
(Loss) income from continuing operations before other income (expense) and income tax expense	(5,509)	(24,067)	9,844	(14,380)
Other income (expense):
Gain (loss) on debt extinguishment	3,377	(64,708)	2,147	(64,708)
Total other income (expense)	3,377	(64,708)	2,147	(64,708)
(Loss) income from continuing operations before income tax expense	(2,132)	(88,775)	11,991	(79,088)
Income tax expense	(161)	(127)	(523)	(344)
(Loss) income from continuing operations	(2,293)	(88,902)	11,468	(79,432)
Discontinued operations:
(Loss) income from discontinued operations	(96)	279	131	3,333
Gain on disposition of assets	590	92	590	85
Income from discontinued operations	494	371	721	3,418
(Loss) income before gain (loss) on disposition of assets	(1,799)	(88,531)	12,189	(76,014)
Gain (loss) on disposition of assets	62,690	(1,290)	74,026	432
Net income (loss) attributable to common stockholders	$60,891	$(89,821)	$86,215	$(75,582)
Net income (loss) per share of common stock—basic:
Continuing operations	$0.14	$(0.24)	$0.20	$(0.21)
Discontinued operations	—	—	—	0.01
Net income (loss) per share attributable to common stockholders—basic	$0.14	$(0.24)	$0.20	$(0.20)
Net income (loss) per share of common stock—diluted:
Continuing operations	$0.14	$(0.24)	$0.20	$(0.21)
Discontinued operations	—	—	—	0.01
Net income (loss) per share attributable to common stockholders—diluted	$0.14	$(0.24)	$0.20	$(0.20)
Weighted average shares of common stock outstanding:
Basic	436,619,138	381,775,203	423,889,238	375,266,233
Diluted	436,923,755	381,775,203	424,343,232	375,266,233
Dividends declared per common share issued	$0.1700	$0.16625	$0.3400	$0.3325

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,679,387	$2,614,630
Buildings and improvements	4,714,561	4,579,166
Total real estate investments	7,393,948	7,193,796
Less: accumulated depreciation	(785,360)	(752,210)
	6,608,588	6,441,586
Loans receivable, net	109,377	109,425
Intangible lease assets, net	557,214	590,073
Real estate assets under direct financing leases, net	44,382	56,564
Real estate assets held for sale, net	108,339	119,912
Net investments	7,427,900	7,317,560
Cash and cash equivalents	39,674	176,181
Deferred costs and other assets, net	170,244	185,507
Goodwill	291,421	291,421
Total assets	$7,929,239	$7,970,669
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$20,000	$15,114
Mortgages and notes payable, net	3,291,679	3,629,998
Convertible Notes, net	684,066	678,190
Total debt, net	3,995,745	4,323,302
Intangible lease liabilities, net	202,021	205,968
Accounts payable, accrued expenses and other liabilities	120,134	123,298
Total liabilities	4,317,900	4,652,568
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 442,047,125 issued shares and 441,512,923 outstanding shares at June 30, 2015 and 411,824,039 issued shares and 411,350,440 outstanding shares at December 31, 2014	4,420	4,118
Capital in excess of par value	4,715,340	4,361,320
Accumulated deficit	(1,101,642)	(1,041,392)
Accumulated other comprehensive loss	(1,197)	(1,083)
Treasury stock, at cost	(5,582)	(4,862)
Total stockholders’ equity	3,611,339	3,318,101
Total liabilities and stockholders’ equity	$7,929,239	$7,970,669

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

FFO and AFFO

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income (loss) attributable to common stockholders	$60,891	$(89,821)	$86,215	$(75,582)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	64,577	61,874	130,779	122,329
Portfolio impairments
Continuing operations	33,775	27,627	35,296	29,334
Discontinued operations	—	—	34	—
Realized gains (losses) on sales of real estate (1)	(63,278)	1,198	(74,616)	(517)
Total adjustments	35,074	90,699	91,493	151,146

FFO	$95,965	$878	$177,708	$75,564
Add/(less):
(Gain) loss on debt extinguishment	(3,377)	64,708	(2,147)	64,708
Master Trust Exchange Costs	—	13,016	—	13,033
Real estate acquisition costs	453	226	1,546	1,507
Non-cash interest expense	2,590	1,244	5,166	1,320
Accrued interest on defaulted loans	1,630	—	3,452	—
Non-cash revenues	(5,742)	(4,382)	(10,551)	(8,344)
Non-cash compensation expense	3,461	3,032	7,288	5,484
Total adjustments to FFO	(985)	77,844	4,754	77,708

AFFO	$94,980	$78,722	$182,462	$153,272

Dividends declared to common stockholders	$75,057	$66,303	$146,185	$127,937
Dividends declared as percent of AFFO	79%	84%	80%	83%
Net income (loss) per share of common stock
Basic (3)	$0.14	$(0.24)	$0.20	$(0.20)
Diluted (2) (3)	$0.14	$(0.24)	$0.20	$(0.20)
FFO per share of common stock
Diluted (2) (3)	$0.22	$—	$0.42	$0.20
AFFO per share of common stock
Diluted (2) (3)	$0.22	$0.20	$0.43	$0.41
Weighted average shares of common stock outstanding:
Basic	436,619,138	381,775,203	423,889,238	375,266,233
Diluted (2)	436,923,755	382,488,442	424,343,232	375,974,325
(1) Includes amounts related to discontinued operations.
(2) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3) For the three months ended June 30, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.2 million and $0.3 million, respectively, and for the six months ended June 30, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.4 million and $0.7 million, respectively, are deducted from net income attributable to common stockholders, FFO and AFFO in the computation of per share amounts.

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)